Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

FOXO Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share offered by selling stockholder	457(c)	1,000,000,000	$0.0001	(1)	$100,000.00	0.0001381	$13.81
Total Offering Amounts						$100,000.00	0.0001381	$13.81
Total Fees Previously Paid								$0
Net Fee Due								$13.81

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), includes any additional shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of FOXO Technologies Inc. (the “Registrant”) that may from time to time be offered or issued to prevent dilution from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of Common Stock as reported on the OTC Markets on February 5, 2026, which date is a date within five business days of the filing of the registration statement filed by the Registrant for the registration of the securities listed in the table above.